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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                            SUNHAWK.COM CORPORATION
                                (Name of Issuer)

                           Common Stock, No Par Value
                         (Title of Class of Securities)

                                   867378 104
                                 (CUSIP Number)

                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

         [ ]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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--------------------------------------------------------------------------------

CUSIP No.: 867378104
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON

                 Brent R. Mills

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 ---------------------------
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                 (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Canadian
--------------------------------------------------------------------------------
                      5        SOLE VOTING POWER

 NUMBER OF SHARES              0
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY         6        SHARED VOTING POWER
       EACH
    REPORTING                  239,880
      PERSON          ----------------------------------------------------------
       WITH           7        SOLE DISPOSITIVE POWER

                               0
                      ----------------------------------------------------------
                      8        SHARED DISPOSITIVE POWER

                               239,880
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 239,880
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 6.4%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

                 IN
--------------------------------------------------------------------------------


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--------------------------------------------------------------------------------
CUSIP No.: 867378104
--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON

                 Judy E. McOstrich

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 -----------------------------
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP        (a) [ ]
                                                                (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                 Canadian
------------------------------------------- ------------------------------------
                      5        SOLE VOTING POWER

 NUMBER OF SHARES              0
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY         6        SHARED VOTING POWER
       EACH
    REPORTING                  239,880
      PERSON          ----------------------------------------------------------
       WITH           7        SOLE DISPOSITIVE POWER

                               0
                      ----------------------------------------------------------
                      8        SHARED DISPOSITIVE POWER

                               239,880
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 239,880
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                 6.4%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON

                 IN
--------------------------------------------------------------------------------


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Item 1.

         (a)     Name of Issuer: Sunhawk.com Corporation (the "Issuer").

         (b) Address of principal executive offices of the Issuer: 223 Taylor Avenue North, Suite 200, Seattle, Washington 98109-5017.

Item 2.

         (a) Name of Person Filing: Brent R. Mills and Judy E. McOstrich, husband and wife.

         (b) Address of Principal Business Office: The business address of the reporting persons is 809 Lake Washington Blvd. South, Seattle, WA 98144.

         (c)     Citizenship: Mr. Mills and Ms. McOstrich are Canadian citizens.

         (d)     Title of Class of Securities: Common Stock, no par value.

         (e)     CUSIP Number: 867378104.

Item 3.  Not Applicable.

Item 4.  Ownership.

         (a)     Amount beneficially owned: 239,880(1).

         (b)     Percent of class: 6.4%.

         (c)     Number of shares as to which the person has:

                 (i)   Sole power to vote or to direct the vote 0.

                 (ii)  Shared power to vote or to direct the vote 239,880(1).

                 (iii) Sole power to dispose or to direct the disposition of 0.

                 (iv) Shared power to dispose or to direct the disposition of 239,880(1).

(1) Represents 203,100 shares owned by Mr. Mills and 36,780 shares owned by Ms. McOstrich. The filing of this statement shall not be construed as an admission that Mr. Mills is the beneficial owner of the shares owned by Ms. McOstrich or that Ms. McOstrich is the beneficial owner of shares owned by Mr. Mills for purposes of sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended. Mr. Mills denies beneficial ownership of the shares held by Ms. McOstrich except to the extent of his pecuniary interest and Ms. McOstrich denies beneficial ownership of the shares held by Mr. Mills except to the extent of her pecuniary interest.

Item 5.  Ownership of Five Percent or Less of a Class: Not Applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person: Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company: Not Applicable.

Item 8.  Identification and Classification of Members of the Group: Not
         Applicable.

Item 9.  Notice of Dissolution of a Group: Not Applicable.

Item 10. Certification: Not Applicable.


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                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       February 8, 2001
                                       Date

                                       /s/ BRENT R. MILLS
                                       -----------------------------------------
                                       Signature

                                       Brent R. Mills
                                       -----------------------------------------
                                       Name

                                       /s/ JUDY E. MCOSTRICH
                                       -----------------------------------------
                                       Signature

                                       Judy E. McOstrich
                                       -----------------------------------------
                                       Name


                             JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by either or both of us will be filed, on behalf of each of us.

                                       February 8, 2001.
                                       Date

                                       /s/ BRENT R. MILLS
                                       -----------------------------------------
                                       Signature

                                       Brent R. Mills
                                       -----------------------------------------
                                       Name

                                       /s/ JUDY E. MCOSTRICH
                                       -----------------------------------------
                                       Signature

                                       Judy E. McOstrich
                                       -----------------------------------------
                                       Name


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